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                                                     EXHIBIT 23.2



            [Laporte, Sehrt, Romig & Hand Letterhead]






The Board of Directors
GS Financial Corp.:


We consent to incorporation by reference in the registration statement on Form S-8 pertaining to the GS Financial Corp. 1997 Stock Option Plan of our report dated February 17, 1998, relating to the consolidated statements of financial condition of GS Financial Corp. as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of GS Financial Corp.




/s/ Laporte, Sehrt, Romig & Hand


Metairie, Louisiana
January 19, 1999
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